Exhibit 10.12

CONFIDENTIAL TREATMENT REQUESTED

INFORMATION FOR WHICH CONFIDENTIAL TREATMENT HAS BEEN REQUESTED IS OMITTED
AND NOTED WITH “****”.
AN UNREDACTED VERSION OF THIS DOCUMENT HAS ALSO BEEN PROVIDED TO THE
SECURITIES AND EXCHANGE
COMMISSION.

Execution Version / Nordion DOC # 84734
MOLYBDENUM-99 PURCHASE & SUPPLY AGREEMENT

THIS AGREEMENT (this “Agreement”) is made and entered into effect as of April 1, 2010 (the “Effective Date”) by and between:

Lantheus Medical Imaging, Inc.

331 Treble Cove Road,

North Billerica, MA 01862

(“LMI”)

and

MDS Nordion, a division of MDS (Canada) Inc.

447 March Road

P.O. Box 13500

Kanata, Ontario K2K 1X8

(“Nordion”)

A.    WHEREAS, Nordion is a supplier of Sodium Molybdate Molybdenum- 99 (fission) (defined herein as “Product”)

B.    WHEREAS, Nordion desires to make available quantities of Product to LMI for purchase by LMI pursuant to the terms of this Agreement;

C.    WHEREAS, LMI desires to purchase certain quantities of Product from Nordion on a non-exclusive basis pursuant to the terms of this Agreement.

NOW, THEREFORE, in consideration of the foregoing recitals, mutual covenants, agreements, representations and warranties contained herein, the parties hereby agree as follows:

1.     Definitions

1.1     In this Agreement, the following terms shall have the respective meanings set forth in this Section 1:

1.1.1.       “Agreement” shall mean this Agreement and Schedules attached hereto.

1.1.2.       “Calendar Week” means the period beginning on Sunday and ending the following Saturday.

1.1.3.       “CDA” means the Confidential Disclosure Agreement between Nordion and LMI dated as of the 1st day of April, 2010, a copy of which is attached as Schedule A to this Agreement.

1.1.4.       “Commencement Date” means the first date after the Effective Date on which Atomic Energy of Canada Ltd. (“NRU Reactor”) begins to supply to Nordion commercial quantities of Molybdenum-99 material used in the production of Product following the cessation of the shutdown of the NRU Reactor in effect as of the Effective Date, which date shall be notified by Nordion to LMT in writing.

1.1.5.       “Confidential Information” shall have the meaning ascribed to such term in the CDA.

1.1.6.       “Contract Term” means the term of this Agreement, which shall commence as of the Effective Date and terminate as of July 31, 2011 unless otherwise extended or terminated pursuant to this Agreement.

1.1.7.       “Effective Date” shall have the meaning ascribed in the preamble.

1.1.8.       “Firm Order(s)” shall have the meaning ascribed in Section 3.1

1.1.9.       “Force Majeure” shall have the meaning ascribed in Section 17.1

1.1.10.     “Forecast” shall have the meaning ascribed in Section 3.1.

1.1.11.     “Generator(s)” shall mean a LMI generator containing Product, which Product has been supplied by Nordion pursuant to this Agreement.

1.1.12.     “Governmental Agencies” means various applicable federal, state, provincial and local governmental agencies that control the manufacture, transit, distribution and usage of Product in any country. Governmental Agencies include, but are not limited to: U.S. Food and Drug Administration (“FDA”), U.S. Nuclear Regulatory Commission (“NRC”), U.S. Department of Transportation (“DOT”), U.S. Customs and Border Patrol, Health Canada, Canadian Nuclear Safety Commission (“CNSC”), Transport Canada, IATA, IAEA, or corresponding governmental agencies in any country Product may pass through, and any successor agency thereto.

1.1.13.     “Product(s)” means Sodium Molybdate Molybdenum-99 (fission).

1.1.14.     “Product Fee” shall have the meaning ascribed in Section 5.1.

1.1.15.     “Specifications” means the characteristics of the Product, in conformance with Schedule C, as amended by the mutual written agreement of the parties from time to time.

Schedules:

Schedule A - Confidential Disclosure Agreement

Schedule B - Form of LMI Purchase Order

Schedule C - Product Specifications

Schedule D - Product Fees

Schedule E - Shipping Schedule

1.2     The headings in this Agreement are inserted only for convenience and shall not affect the construction hereof.

1.3     Where appropriate, words denoting a singular number only shall include the plural and vice versa.

1.4     Reference to any statute, regulation, regulatory provision or statutory provision includes a reference to the statute, regulation, regulatory provision or statutory provision, as from time to time amended, extended or re-enacted.

1.5     The words “herein”, “hereof”, “hereunder”, “hereby” and other words of similar import refer to this Agreement as a whole, including the schedules, annexes of and exhibits to this Agreement, and not to any particular provision.

2.     Appointment

2.1     Pursuant to and subject to the terms and conditions of this Agreement, LMI agrees on a non-exclusive basis, to purchase Product from Nordion.

3.     Forecast; Orders

3.1     Orders. LMI shall, in writing, submit to Nordion on the 1st day of each month during the Contract Term, a good faith, non binding rolling forecast of the estimated quantity of Product LMI expects to order from Nordion during the **** (****) day period following the date of the forecast (each such forecast, a “Forecast”). LMI shall issue a purchase order (“Firm Order”) in accordance with LMI’s **** purchase volume commitments in Section 3.4. LMI’s Firm Order shall be provided to Nordion at least **** (****) days in advance of the required date of Product shipment. Nordion shall use commercially reasonable efforts to accept LMI’s Firm Orders (issued in accordance with this Agreement) with respect to LMI’s **** purchase volume commitments in accordance with Section 3.4. Each Firm Order shall be subject to confirmation of acceptance by Nordion in writing. LMI may revise a Firm Order accepted by Nordion by no more than ****% (subject to and not to exceed or be inferior to, LMI’s **** purchase volume commitments in accordance with Section 3.4) up to seven (7) days prior to shipment of Product by Nordion. Any adjustment upward requested by LMI for Product in a Firm Order is subject to availability and acceptance by Nordion. Nordion shall use commercially reasonable efforts to fill such Firm Orders. LMI expects to provide the first forecast in connection with the execution of this Agreement with the understanding that this forecast will provide at least **** days notice as of the Commencement Date.

Subject to the terms of this Agreement, Nordion shall notify LMI promptly in writing if at any time Nordion has reason to believe that it will not be able to accept or fulfill a Firm Order.

3.2     Form of Order. LMI shall submit purchase orders for Product in the form of the purchase order set out in Schedule B (the “Form Purchase Order”). Unless expressly agreed to by Nordion, any standard terms and conditions appearing in LMI’s purchase order (or reverse side thereof) in conflict with or different from the terms and conditions contained in this Agreement, shall not apply.

3.3     Acceptance of Orders. Nordion shall indicate its acceptance of LMI’s purchase orders for the Product by promptly acknowledging acceptance of each purchase order in writing. Each such acceptance shall include the anticipated ship date of the Product ordered. No Firm Order issued and/or accepted pursuant to this Agreement shall extend to delivery of Product beyond the Contract Term.

3.4     Purchase Volumes. Subject to the terms of this Agreement including but not limited to Sections 4.4, 4.7 and 6.2 hereof and as of the Commencement Date and subject to Nordion’s ability to supply Product to LMI meeting the requirements of this Agreement and acceptance by Nordion of LMI’s Firm Orders sufficient to meet LMI’s **** purchase volume commitments in this Section 3.4:

3.4.1.    during the portion of the Contract Term when HFR Petten reactor is shut down and unable to produce Molybdenum- 99 (the “HFR Shutdown Period”), LMI hereby commits to purchase from Nordion **** to **** **** of Product (****-day ****) per **** during the HFR Shutdown Period, and

3.4.2.    during the portion of the Contract Term after the HFR Shutdown Period and return to service, which date shall be acknowledged by the parties in writing, LMI hereby commits to purchase from Nordion **** to **** **** of Product (****-day ****) per ****.

3.5     Spot Market Purchases. In addition to the foregoing, LMI may, from time to time during the Contract Term, desire to purchase from Nordion incremental orders for Product in a given **** in excess of the LMI’s **** purchase volume commitments in Section 3.4. Notwithstanding Section 3.1, acceptance by Nordion of any incremental orders for Product issued by LMI in a given **** in excess of the **** LMI purchase volume commitment in Section 3.4, shall be entirely at the unfettered discretion of Nordion. Any such incremental order accepted (or not accepted) by Nordion in a given **** shall not, in such **** or any other ****, serve to diminish any LMI purchase volume commitment as set out in Section 3.4. If such incremental orders are accepted by Nordion, the price for all Product pursuant to such orders shall be the Product Fee (as hereinafter defined) and Nordion shall use commercially reasonable efforts to fill such accepted purchase orders.

4.     Terms of Supply

4.1     Shipping Schedule. Commencing on the Commencement Date, Nordion shall deliver Product in accordance with the initial shipping schedule set out on Schedule E. Nordion and LMI agree to enter into good faith discussions, from time to time, to negotiate in good faith a revised shipping schedule that reflects the needs of LMI’s customers and, the parties as required and agreed, shall amend the shipping schedule as reasonably necessary to meet those needs taking into account Nordion’s Product production schedule, regulatory requirements, the availability of carriers and other logistical circumstances that may impact the manufacture and shipping of Product. In the event that the parties do not agree to a revised shipping schedule, Nordion shall continue to ship Product in accordance with the initial shipping schedule set out in Schedule E as unamended.

4.2     Product Delivery. Nordion shall deliver Product to LMI on the date of shipment **** **** (INCO Terms 2000), provided further, that it shall be LMI’s responsibility to load Product into the air carrier. All right, title and interest in and to the Product and risk of loss and damage to Product shall pass to LMI, **** **** (INCO Terms 2000).

4,3     Containers. Nordion shall supply Product to LMI in containers which meet all applicable regulations of Governmental Agencies having jurisdiction over transport of the Product. LMI shall not use such containers for any other purpose.

4.4     Conformance to Specification; Warranty. Nordion shall manufacture and supply the Product in conformance with the Specifications and all applicable laws. Nordion hereby provides a Product warranty such that on the date of receipt of the Product at LMI’s facility, the Product shall be free from defects in material and workmanship, provided further however that Nordion shall have no warranty obligation in the event that the Product is subject to accident, misuse, abuse or alteration. Any such warranty claim shall be notified to Nordion in writing within seven (7) days of the receipt by LMI of Product, specifying the details of the alleged defect. In the event that the warranty claim is well founded, Nordion shall replace the defective Product at no charge (if the purchase price therefore has already been paid by LMI) or alternatively LMI may cancel such order and Nordion shall not require that LMI pay for such defective Product that fails to meet the Specification (with a consequential reduction with respect to the affected Calendar Week purchase volume commitment requirement as set out in Section 3.4, as the case may be).

LMI ACKNOWLEDGES THAT NORDION IS MANUFACTURING AND SUPPLYING PRODUCT TO MEET SPECIFICATION. EXCEPT AS EXPRESSLY SET OUT IN THIS AGREEMENT, NORDION HEREBY DISCLAIMS ALL OTHER WARRANTIES OR CONDITIONS, WHETHER EXPRESS OR IMPLIED STATUTORY OR OTHERWISE INCLUDING BUT NOT LIMITED TO ANY IMPLIED WARRANTIES OR CONDITIONS OF MERCHANTABILITY OR FITNESS FOR PARTICULAR PURPOSE, APPLICATION OR USE.

4.5     Quality Control Release. LMI shall upon receipt of the Product at its facility have the ability and responsibility to verify, test, or otherwise inspect the Product, for the purpose of determination of conformance to Specifications. LMI shall test or cause to be tested all Products prior to LMI quality control (QA) release of Product for sale to its customers. Notwithstanding the foregoing, the Product shall be deemed conforming by LMI upon LMI quality control (QC) release of Product for Generator manufacturing.

4.6     Dispute Resolution. In the event that Nordion disputes LMI’s determination that the Product does not conform to Specification or there is an unresolved measurement discrepancy, the parties will appoint a joint technical team to review the issue and provide a recommendation. In the event the joint technical team is unable to agree on a recommendation then the parties will select a mutually acceptable outside consulting firm which will be instructed to make a determination. If the consulting firm confirms LMI’s determination, Nordion will in accordance with this Agreement be considered to have failed to meet Specification, and Nordion will pay the fees of such consulting firm. If the consulting firm dissents from LMI’s determination, Nordion shall be entitled to be paid for such Product and LMI shall pay the fees of the consulting firm.

4.7     Allocation of Product. In the event during any **** that the total volume of Product available for sale by Nordion is not sufficient to meet order commitments to all Nordion customers for such **** because of any occurrence affecting supply of Molybdenum-99 to or supply of Product from Nordion, then notwithstanding an accepted Firm Order or accepted purchase order LMI’s allocation of Product available for purchase from Nordion during such entire period of insufficiency will be based on the Allocation Percentage (as hereinafter defined). “Allocation Percentage” means, with respect to any ****, the percentage of Product purchased by LMI from Nordion in the immediately previous **** (****) calendar **** period (or, in the absence of a **** (****) calendar **** period, such portion thereof) prior to such **** determined as the ratio of (i) LMI’s Product purchases from and delivered by Nordion divided by (ii) the total amount of Product purchased from and delivered by Nordion to all Nordion customers (including LMI) during such **** (****) calendar **** period (or, in the absence of a **** (****) calendar **** period, such portion thereof).

5.     Pricing and Terms of Payment

5.1     Price. The purchase price of Product shall be as set forth on Schedule D attached hereto (the “Product Fee”). During the Contract Term after the Commencement Date, the Product Fee LMI pays for the Product shall not be **** than the purchase price (as calculated consistent with calibration as set out in Schedule C) paid by each **** (excluding purchases for research or other non-commercial purposes) from Nordion for delivery into ****. For purposes of calculating the purchase price paid by **** (excluding purchases for research or other non-commercial purpose) for delivery into **** pursuant to a written contract with Nordion, the parties agree that the purchase price, paid by such **** for delivery into **** in a different currency than is applicable in this Agreement, shall be determined taking into account the exchange rate of the United

States dollar against such different currency as at the execution date of such contract. At any time reasonably requested by LMI (but no more frequently than **** per calendar ****), Nordion will furnish to LMI a certificate, executed by a duly authorized officer of Nordion, stating that such officer has reviewed all of the sales of Product by Nordion during the Contract Term and that Nordion has complied with this Section 5.1. To the extent it is determined that Nordion is not in compliance with this Section 5.1, Nordion will credit LMI with the difference between the Product Fee and the amount otherwise contemplated by the second sentence of this Section 5.1, and any such difference will, be paid by Nordion to LMI in the form of a **** and shall only bear interest at the annual rate of ****%, calculated ****% monthly, commencing from and after the date which is **** (****) days after the date that LMI would have been entitled to such adjustment. In addition, the parties acknowledge that noncompliance with this Section 5.1 will result in an adjustment to the **** by LMI for Product purchased by LMI only during the period in which the purchase price of Product to **** (excluding purchases for research and other non-commercial purposes) for delivery into ****, was **** than the ****.

5.2     LMI Payment. Upon or after shipment of Product Nordion shall invoice LMI for any Product that LMI orders and LMI shall pay such invoice within **** (****) days of the date of the invoice. Nordion shall provide LMI with a copy of each invoice by electronic mail (e.g., a “pdf” file) or other mutually agreed upon form of electronic communication within **** (****) hours of the applicable invoice date. Overdue accounts shall bear interest at the annual rate of ****%, calculated ****% monthly.

5.3     Payment Adjustments. In the event the quantity of the Product shipped is greater or less than the quantity reflected in Nordion’s invoice for such shipment, then within **** (****) days after LMI’s receipt of such shipment, LMI shall notify Nordion concerning such overage or shortage, and, unless Nordion disputes such notice (in which case the dispute resolution mechanism in Section 4.6 shall apply), the amount of such invoice shall be increased or reduced, as the case may be, to reflect the actual quantity of the Product contained in such shipment and received by LMI. In the event that LMI has already overpaid such invoice any amount of overpayment shall be reimbursed or credited to LMI at LMI’s election. LMI and Nordion shall work together to establish a procedure to validate the instrumentation respectively used by each party to accurately verify the amount of Product shipped by Nordion and received by LMI.

6.     Term; Termination

6.1     Term. The supply of Product by Nordion pursuant to this Agreement shall commence as of the Commencement Date and shall continue thereafter during the Contract Term. Any extension of this Agreement shall be in writing and shall require the mutual agreement of the parties.

6.2     Termination for Breach. Except as specifically otherwise provided, the failure by either Party (the “Defaulting Party”) to comply with its material obligations under this Agreement shall entitle the other Party (the “Non-Defaulting Party”) to give to the

Defaulting Party notice specifying the nature of the default and requiring the Defaulting Party to cure such default. Subject to the provisions of Section 17 hereof, if such default (i) is not cured within 30 days after the receipt of such notice or, (ii) if such default cannot reasonably be cured within such 30-day period and the Defaulting Party shall not have commenced and be diligently continuing actions to cure such default during such 30-day period, the Non-Defaulting Party shall be entitled, without prejudice to any of the other rights conferred on it by this Agreement or available to it at law or in equity to terminate this Agreement by giving further notice to the Defaulting Party, to take effect immediately upon receipt of such termination notice by the Defaulting Party.

In addition to and notwithstanding any remedies set out in this Agreement or available in law or equity, in the event that LMI, in accordance with this Agreement, fails to purchase any or all of its **** purchase volume commitments in accordance with (and subject to the terms of) Section 3.4 (and except in the event of an ongoing bona fide dispute regarding a shipment of Product from Nordion to LMI), (i) Nordion shall during the Contract Term be entitled to claim (and invoice) payment from LMI at the Product Fee for an amount of such Product equal to the shortfall in such purchase volume commitments and LMI shall make full payment for such Product and/or (ii) Nordion, upon written notice to LMI, may immediately suspend further supply of Product to LMI until such time as such amounts are paid in full. In the event that Nordion suspends supply of Product to LMI, supply of Product may, at Nordion’s election, not be resumed by Nordion until one (1) Calendar Week after amounts due and owing by LMI to Nordion are paid in full. Notwithstanding the foregoing, for the sake of clarity, the parties acknowledge and agree that, to the extent Nordion exercises its right to suspend further supply of Product to LMI pursuant to this Agreement, LMI shall have no obligation to purchase the aforementioned purchase volume commitments during the period of suspended supply of Product or make any payments with respect thereto.

The right of termination as provided in this Section 6.2, shall not be affected in any way by either party’s waiver or failure to take action with respect to any previous default.

6.3     Termination for Bankruptcy. Subject to any limitations imposed by applicable law, a party shall have the right to terminate this Agreement by giving notice to the other party in the event that such other party files a petition in bankruptcy, is adjudicated a bankrupt, makes an assignment for the benefit of its creditors, or otherwise seeks relief under or pursuant to any bankruptcy, insolvency or reorganization statute or proceeding, or if a petition in bankruptcy is filed against it which is not dismissed within ninety (90) days or proceedings are taken to liquidate the assets of such party or a supervisor, receiver, administrator, administrative receiver or other encumbrancer taking possession of or being appointed over, or any distress, execution or other process being levied or enforced (and not being discharged within seven days) upon, the whole or any substantial part of the assets of the other party.

7.     Compliance, Certification, and Related Matters

7.1     Compliance with Law. While Product is in Nordion’s possession or under its control, Nordion shall be responsible for complying with and shall comply with all applicable statutory and regulatory requirements of the United States and Canada regarding the manufacture, handling, storage, packaging, transportation, shipment and exporting of Product. In performing its obligations under this Agreement, Nordion shall comply with all applicable environmental and health and safety laws. Except as otherwise set forth in this Agreement, Nordion shall be solely responsible for determining how to carry out these obligations.

7.2     Licenses. Nordion shall be responsible at its own expense for obtaining and maintaining all necessary licenses including, without limitation, facility licenses, registrations, authorizations and approvals, which are necessary to develop, manufacture, handle, store, label, package, and transport Product under the applicable regulatory requirements including, but not limited to, the possession, storage, and transportation of radioactive materials. Nordion shall maintain and update its existing regulatory filings with the FDA, NRC, DOT, CNSC, and any other regulatory agency as may be required by applicable law.

7.3     Certification. For each shipment of Product, Nordion shall certify in writing that each lot of Product shipped was produced and tested in compliance with the Specifications.

7.4     Access to Nordion’s Facility. LMI shall have reasonable access to Nordion’s facility and procedures no more frequently than once per Contract Term (except in the event of Product recall or safety concerns, in which case as reasonably required) for the sole purpose of auditing Nordion’s Product manufacturing process. All such information disclosed during such audit to LMI or its employees or agents shall be deemed to be Nordion’s Confidential Information as such term is defined in this Agreement.

7.5     Quality Assurance Program. Nordion shall maintain production and quality assurance as required by government or regulatory bodies with jurisdiction over Nordion’s manufacture of Product and its sale and distribution. It is acknowledged by Nordion and LMI that as a result of any in-house manufacturing and testing of Product, that the Specifications may require amendment or modification. LMI and Nordion agree that any such amendment or modification shall be discussed in good faith, and shall be subject to the approval of LMI which shall not be unreasonably withheld.

8.     Manufacturing Process

8.1     Change in Nordion’s Processes. The parties acknowledge that this Agreement is based on the current Nordion process for manufacturing and shipping of Product. Any change in the processes used by Nordion, including, but not limited to, the reactor used as the source of supply and the characteristics of the materials used may or will require a new validation of the Product to confirm that it meets the Specifications. Accordingly, Nordion shall notify LMI at least sixty (60) days prior to instituting any change in its processes. Subject to Nordion approval of the change in process, where LMI has requested or necessitated the change in process, LMI will bear the cost of validation. Where Nordion has requested or necessitated the change in process, Nordion will bear the cost of validation.

9.     Contract Currency

9.1     All prices and payments herein by LMI to Nordion shall be in ****.

10.  Confidentiality

10.1   The CDA is incorporated by reference and made a part of this Agreement.

11.  Nordion’s Representations

11.1   Nordion represents and warrants as of the Effective Date that:

(i)         it has full right, power and authority to enter into this Agreement;

(ii)        to its knowledge it is in material compliance with all applicable laws and regulations of all relevant Governmental Agencies in connection with the manufacture, distribution and sale of the Product as contemplated by this Agreement and has not received any notice or other correspondence from any relevant Governmental Agency in connection with any alleged non-compliance in connection therewith;

(iii)       it has not received any notice of adverse claim of infringement of any patent or other intellectual property right, including, without limitation, misappropriation of trade secret, in connection with the use and sale of Product or the data, information and technology used with respect to the manufacture of Product;

(iv)       to the best of its knowledge and belief (i) it is the owner or has the right to use all of the data, information, know-how, intellectual property and technology to be used by Nordion in carrying out its obligations hereunder, and (ii) development and implementation of the process used in the manufacture of Product, and the performance of Nordion’s obligations hereunder, do not infringe any valid third party patent or pending published patent application or other intellectual property right; and

(v)        there is no action or proceeding pending or, to the best of its knowledge, threatened against Nordion before any court, administrative agency or other tribunal which would have a material adverse effect on Nordion’s ability to perform under this Agreement.

12.       LMI’s Representations

12.1        LMI represents and warrants as of the Effective Date that:

(i)                           it has full right, power and authority to enter into this Agreement;

(ii)                        it has not received any notice of adverse claim of infringement of any patent or other intellectual property right, including, without limitation, misappropriation of trade secret, in connection with the use of the Product or the data, information and technology used with respect to the manufacture and sale of Generators; and

(iii)                     there is no action or proceeding pending or, to the best of its knowledge, threatened against LMI before any court, administrative agency or other tribunal which would have a material adverse effect on LMI’s ability to perform under this Agreement.

(iv)                    to its knowledge it is in material compliance with all applicable laws and regulations of all relevant Governmental Agencies in connection with the use and sale of the Product and has not received any notice or other correspondence from any relevant Governmental Agency in connection with any alleged non-compliance in connection therewith.

13.       Regulatory Compliance

13.1        In the event that a Governmental Agency in any country shall allege or prove that a Product does not comply with applicable rules and regulations in a country where the Product is marketed, distributed and sold, LMI shall notify Nordion immediately, and both parties shall cooperate fully regarding the investigation and disposition of any such matter. If LMI is required to recall or should deem it appropriate, acting reasonably, to voluntarily withdraw a Product or a Generator, then Nordion’s liability shall be limited to reimbursement to LMI of the actual cost of the quantity of Product purchased by LMI subject to the recall to the extent that such recall or withdrawal is due to Nordion’s negligence, recklessness or wrongful intentional acts or omissions by, or strict liability of, or breach of any representation and warranty; otherwise, LMI shall bear all costs and expenses associated with such recall or withdrawal. For purposes of clarity, the parties acknowledge that nothing in this Section 13 shall affect or limit any right that a party may have to seek indemnification from the other party under Section 14 of this Agreement.

14.       Indemnification

14.1        Nordion Indemnification Obligations. Nordion agrees to indemnify, defend and hold harmless LMI and its affiliates and their respective directors, officers, employees and agents from and against any damages, claims, liabilities and expenses (including, but not limited to, reasonable attorney’s fees and disbursements) resulting from any third party claims or suits (“General Claims against LMI”) arising out of (a) Nordion’s manufacturing, handling, storage, labeling, or packaging of Product; (b) Nordion’s breach of any of its obligations, warranties or representations hereunder; (c) Nordion’s negligent acts or omissions or willful misconduct; (d) any failure of Product to meet the Specifications; or (e) any failure of Nordion to manufacture, handle, store, label, package, transport or ship Product in accordance with any applicable laws, regulations or other requirements of any applicable Governmental Agency, including, but not limited to, any violation of applicable laws or regulations concerning radioactive material. Notwithstanding the foregoing, Nordion will not be required to indemnify, defend and hold harmless LMI and its affiliates and their respective directors, officers, employees and agents from and against any General Claims against LMI to the extent that such claims arise out of (i) LMI’s breach of any of its obligations, warranties or representations hereunder; (ii) LMI’s or its employees, representatives, agents contractors or customers negligent acts or omissions or willful misconduct, including but not limited with respect to the use, handling or sale, storage combination, labeling, packaging, transport or disposal of Product or Generators, or (iii) any failure of LMI, its employees, representatives, agents, contractors or customers to manufacture, handle, store, label, package, transport or ship Generators (including Product) in accordance with any applicable laws, regulations or other requirements of any applicable Governmental Agency, including, but not limited to, any violation of applicable laws or regulations concerning radioactive material. Notwithstanding anything in this Section 14.1, General Claims against LMI shall not include intellectual property claims against LMI as described in Section 14.4.

14.2        LMI Indemnification Obligations. LMI agrees to indemnify, defend and hold harmless Nordion and its affiliates and their respective directors, officers, employees and agents from and against any damages, claims, liabilities and expenses (including, but not limited to, reasonable attorney’s fees and disbursements) resulting from any third party claims or suits (“General Claims against Nordion”) arising out of (a) LMI’s or its customer’s use, handling or sale, storage, combination, labeling, packaging, transport or disposal of Product or Generators; (b) LMI’s breach of any of its obligations, warranties or representations hereunder; (c) LMI’s negligent acts or omissions or willful misconduct; or (d) any failure of LMI to manufacture, handle, store, label, package, transport or ship Product or Generators in accordance with any applicable laws, regulations or other requirements of any applicable Governmental Agency, including, but not limited to, any violation of applicable laws or regulations concerning radioactive material. Notwithstanding the foregoing, LMI will not be required to indemnify, defend and hold harmless Nordion and its affiliates and their respective directors, officers, employees and agents from and against any General Claims against Nordion to the extent that such claims arise out of (i) Nordion’s breach of any of its obligations, warranties or representations hereunder; (ii) Nordion’s or its employees, representatives, agents, contractors negligent acts or omissions or willful misconduct, including but not limited with respect to the manufacture, handling, storage, labeling or packaging of Product, (iii) any failure of Product to meet the Specifications attributable to Nordion; or (iv) any failure of Nordion, its employees, representatives, agents, contractors to manufacture, handle, store, label, package, transport or ship Product in accordance with any applicable laws, regulations or other requirements of any applicable Governmental Agency, including, but not limited to, any violation of applicable laws or regulations concerning radioactive material. Notwithstanding anything in this Section 14.2 General Claims against Nordion shall not include intellectual property claims against Nordion as described in Section 14.3.

14.3        Intellectual Property Claims Against Nordion. LMI agrees to indemnify, defend and hold harmless Nordion and its affiliates and their respective directors, officers employees and agents from and against any damages, claims, liabilities and expenses (including, but not limited to, reasonable attorney’s fees and disbursements) resulting from any third party claims or suits arising out of any proceeding instituted by or on behalf of a third party based upon a claim that,

(i)                  the use or sale of LMI’s Generators or use, method of use or application of the Product sold by LMI in combination with another substance, and

(iii)            the performance of any of LMI’s obligations hereunder,

infringes any United States or other patent or any other proprietary rights of a third party.

14.4        Intellectual Property Claims Against LMI. Nordion agrees to indemnify, defend and hold harmless LMI and its affiliates and their respective directors, officers, employees and agents harmless from and against any damages, claims, liabilities and expenses (including, but not limited to, reasonable attorney’s fees and disbursements) resulting from any third party claims or suits arising out of any proceeding instituted by or on behalf of a third party based upon a claim that the process used in manufacturing Product, the Product, or the performance of any of Nordion’s obligations hereunder infringes a United States or other patent or any other proprietary right of a third party.

14.5        Indemnification Procedures. A party (the “Indemnitee”) which intends to claim indemnification under this Section 14 shall promptly notify the other party (the “Indemnitor”) in writing of any action, claim or other matter in respect of which the Indemnitee or any of its directors, officers, employees or agents intend to claim such indemnification; provided, however, the failure to provide such notice within a reasonable period of time shall not relieve the Indemnitor of any of its obligations hereunder except to the extent the Indemnitor is prejudiced by such failures. The Indemnitee shall permit, and shall cause its directors, officers, employees and agents to permit the Indemnitor, at its discretion, to settle any such action, claim or other matter. The Indemnitee agrees to the complete control of such defense or settlement by the Indemnitor, provided, however, such settlement does not adversely affect the Indemnitee’s rights hereunder, admit liability by Indemnitee or impose any obligations on the Indemnitee. No such action, claim or other matter shall be settled without the prior written consent of the Indemnitee, and the Indemnitee shall not be responsible for any attorney’s fees or other costs incurred other than provided herein. The Indemnitee and its directors, officers, employees and agents shall co-operate fully with the Indemnitor and its legal representatives in the investigation and defense of any action, claim or other matter covered by this indemnification. The Indemnitee shall have the right, but not the obligation, to be represented by counsel of its own selection and at its own expense.

15.       Effect

15.1                           This Agreement, together with the Schedules embodies and sets forth the entire agreement and understanding of the parties with respect to the subject matter hereof and there are no promises, terms, conditions or obligations, oral or written, expressed or implied, other than those contained in this Agreement, the Schedules and the CDA. The terms of this Agreement supersede all previous oral or written agreements that may exist or have existed between the parties relating to the subject matter of this Agreement. Neither party shall be entitled to rely on any agreement, understanding or arrangement that is not expressly set forth in this Agreement, the Schedules and the CDA. If LMI issues any purchase orders in connection with this Agreement, this Agreement shall be deemed to be incorporated by reference into the purchase order.

16.       Miscellaneous

16.1                           Binding Effect. The terms of this Agreement shall bind Nordion and LMI and their respective successors and permitted assigns.

16.2                           Use of Name. Except as otherwise provided herein, neither party shall have any right, express or implied, to use in any manner the name or other designation of the other party or any other trade name or trademark of the other party for any purpose in connection with the performance of this Agreement.

16.3                           Public Announcements. The parties agree that, except as set out in this Agreement or may otherwise be required by applicable law, no information concerning this Agreement and the transactions contemplated herein shall be made public by either party without the prior written consent of the other party. Each party shall however, have the right to make any public statements related to market supply without the consent of the other party provided there is no anticipated adverse impact or effect on the reputation of the other party and there is no reference specifically or which could reasonably be implied identifying the other party or referencing the trade name or trademark of the other party. In the event either party decides to issue a press release announcing the execution of this Agreement, it shall not do so without the prior written approval of the other party. A copy of any proposed press release shall be provided to the other party for approval at least four (4) business days prior to any proposed release. In the event that a disclosure is required pursuant to security exchange rules and regulations or rules and regulations of other Governmental Agencies or stock exchanges, LMI or Nordion as the case may be, shall provide reasonable notice to the other party prior to any such disclosure in order to permit, to the extent possible, such party to purge or otherwise redact the disclosure of Confidential Information to the extent permitted by applicable law, while enabling the other party to comply with the applicable Governmental Agency or applicable law. Each party may disclose this Agreement and the commercial relationship contemplated herein to potential successors and permitted assigns or financing sources as may be required in connection with the due diligence (and after receipt of a bona fide expression of interest) obligations of such persons having a need to know such information. Prior to LMI or Nordion disclosing this Agreement and the commercial relationship contemplated herein to a potential successor or permitted assign that is a direct competitor or customer of the non-assigning party, the assigning party shall provide the non-assigning party an opportunity to redact or otherwise protect its information of commercially sensitive nature. In any event any such permitted disclosure shall be subject to confidentiality obligations of the type substantially similar to those contained in this Agreement including the CDA.

16.4                           Amendment or Modification. This Agreement may not be amended, modified, varied or supplemented, nor any provision hereof waived, except in writing signed by duly authorized representatives of the both parties.

16.5                           Assignment. Neither party shall be entitled to assign its rights under this Agreement hereunder without the express written consent of the other party hereto, which shall not be unreasonably withheld, except that LMI or Nordion may respectively assign their rights under this Agreement without consent to (i) an Affiliate (as defined in the CDA); or (ii) any assignee who acquires all or substantially all of its assets or the relevant product line or business division to which the Product pertains; or (iii) in the event of such party’s merger or consolidation or similar transaction. No such assignment shall be valid and effective unless and until the assignee shall agree in writing to be bound by the provisions of this Agreement. Any assignment not in accordance with this Section 16.5 shall be null and void.

16.6                           Sub-contracting. Either party may sub-contract any of the work to be performed hereunder by such party with the prior written consent of the other party, which consent shall not be unreasonably withheld. No such sub-contracting shall relieve such party of its obligations hereunder.

16.7                           Severability. If any provision or term of this Agreement is found unenforceable under any of the laws or regulations applicable thereto, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement to effect the original intent of the parties as closely as possible, in a mutually acceptable manner, in order that the transaction contemplated hereby be consummated as originally contemplated to the greatest extent possible.

16.8                           No Waiver. No failure or delay on the part of either Nordion or LMI to exercise or enforce any rights conferred on it by this Agreement shall be construed or operate as a waiver thereof nor shall any single or partial exercise of any right, power or privilege or further exercise thereof operate so as to bar the exercise or enforcement thereof at any time or times thereafter. Any waiver of a breach of any provision hereof shall not be effective unless in writing and shall not affect either party’s rights in the event of any additional breach.

16.9                           No Consequential Damages. In no event shall either party or its respective employees, officers, directors or representatives be liable for indirect, contingent, special, incidental or consequential damages (including loss of profit or business opportunity). For purposes of clarity and notwithstanding the immediately foregoing sentence, the parties acknowledge that nothing in this Section 16.9 shall affect or limit any right that Nordion may have to seek full payment from LMI for failure by LMI to purchase and/or pay for its purchase volume commitments in accordance with Sections 3.4 and 6.2 of this Agreement.

16.10                     Survival. Sections 5.2, 14, 16.1 through 16.3, 16.5, 16.7 through 16.9, 18 (in accordance with its terms), and 20.1 and such other sections which by their nature survive, shall survive termination or expiration of this Agreement.

17.       Force Majeure

17.1                           Neither party shall be liable to the other for failure to perform or delay in performing its obligations under this Agreement by virtue of the occurrence of an event of Force Majeure. In the event of Force Majeure, the party affected shall promptly notify the other and shall exert commercially reasonable efforts to eliminate, cure or overcome such event and to resume performance of its obligations. In the event such Force Majeure affecting either party continues for more than **** (****) days, either party may terminate this Agreement. “Force Majeure” shall mean an occurrence which prevents, delays or interferes with the performance by a party of any of its obligations hereunder, if such event occurs by reason of any act of God, flood, power failure, fire, explosion, casualty or accident, or war, revolution, civil commotion, acts of public enemies, acts of terrorism, blockage or embargo, or any law, order or proclamation of any government, failure of suppliers or usual suppliers to provide materials, equipment or machinery, or interruption of or delay in transportation, strike or labor disruption, or other similar cause beyond the reasonable control of such party.

LMI has been informed, acknowledges and agrees that as of the Effective Date, Nordion was, is and continues to currently be subject to an event of Force Majeure in that its usual supplier, the NRU Reactor, is unable to supply Molybdenum-99 material used in the production of Product, which Force Majeure may endure for a period of time, and as such Nordion may not be in a position to accept and/or fulfill any purchase order issued by LMI under this Agreement. LMI further acknowledges and agrees that Nordion has exerted commercially reasonable efforts to eliminate, cure or overcome such current Force Majeure.

18.       Insurance

18.1                           Comprehensive General Liability Insurance. During the Contract Term of this Agreement and for a period of **** (****) **** thereafter each party at its own cost shall maintain in full force and effect Comprehensive General Liability insurance coverage with a reputable insurer including without limitation product liability, bodily injury, death and property damage, in an amount of not less than US$**** per occurrence and in the aggregate. Nothing contained in this Section 18 shall be deemed to limit in any way the indemnification provisions contained in this Agreement. Upon request each party shall provide to the other a certificate of insurance evidencing such coverage.

19.       Notices

19.1                           Contact Information. Any notice required or authorized to be given by a party to the other in accordance with the provisions of this Agreement shall, unless otherwise specifically stipulated, be in writing and delivered personally, by a nationally recognized overnight courier, or if by electronic facsimile confirmed by certified or registered mail. Notice shall be deemed delivered upon receipt.

If to NORDION, to:	If to LMI, to:
MDS Nordion	Lantheus Medical Imaging, Inc.
447 March Road	331 Treble Cove Road,
P.O. Box 13500	North Billerica, MA 01862
Ottawa, Ontario K2K 1X8

Attention: Vice President Global Sales	Attention: Vice President, Manufacturing
Telephone: (613) 592-2790	Telephone: (978) 671-8853
facsimile: (613) 592-0767	Facsimile: (978) 671-9577

and	and

Attention: Associate General Counsel	Attention: Vice President and General Counsel
Telephone: 613 592-2790	Telephone: (978) 671-8408
Facsimile: 613 592-0571	Facsimile: (978) 671-8724

20.                               Governing Law

20.1                           Applicable Law. The construction, validity and performance of the Agreement shall be governed and construed in accordance with the laws of Ontario and the laws of Canada applicable therein, without giving effect to its choice of law rules. The application of the United Nations Convention on the International Sale of Goods is expressly excluded.

21.                               Dispute Resolution

21.1                           Except as set forth in Section 4.6 hereof, any and all disputes arising from this Agreement shall be amicably and promptly settled upon consultation among the parties. The parties agree that if an amicable settlement is not reached within seven

(7) days after commencing consultation, the disputes shall be escalated to the officers named in Section 19.1 hereof or their respective designees. In the event such officers fail to meet or, if they meet, fail to resolve the dispute within an additional ten (10) business days, then the dispute may be submitted to a court of competent jurisdiction.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their representatives thereunto duly authorized as of the Effective Date.

Lantheus Medical Imaging, Inc.		MDS Nordion, a division of
MDS (Canada) Inc.

By:	/s/ William C. Dawes, Jr.	By:	/s/ Steven M. West

Name:	William C. Dawes, Jr.	Name:	Steven M. West	[SEAL]

Title:	V.P. Manufacturing & Supply Chain	Title:	CEO MDS INC.

Date:	4-23-10	Date:	4-26-10